SCHEDULE 14A
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                        COMMONWEALTH ENERGY CORPORARTION
                 -----------------------------------------------
                (Name of Registrant As Specified in its Charter)

                          COMMONWEALTH INVESTORS GROUP
    ------------------------------------------------------------------------
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                                       1

ATTENTION

SAVE YOUR INVESTMENT

Your Vote Counts !

The Commonwealth Investors Group

needs your help to return CEC to the

SHAREHOLDERS

PLEASE CHECK THE LARGE BOX

ON THE ENCLOSED PROXY CARD

You may return this proxy even if you have previously

signed another proxy card. Signing a proxy up to the

day of the meeting is acceptable - The latest one counts

Sign, Date & Mail It TODAY

                    Why You Have Received This Package

Because Commonwealth is being run for the benefit of "Management" and not the
Shareholders

The Commonwealth Investors Group (CIG), all concerned shareholders just like you, thoroughly investigated CEC's performance, legal activities and SEC filings.
We've found illegal activities and serious mismanagement of SHAREHOLDER resources. Please read the summaries below and then the attached topical analyses where some of Mr. Carter's gross mismanagement is defined. Our strong recommendation to you is to support the selection of auditors and shareholder proposals on the CEC proxy you received but withhold your vote for the proposed
Board of Directors. If you agree with CIG after reviewing the materials we've prepared here, that we need change at the top, please complete and mail the enclosed proxy card. We're on your side!

SHARE LIQUIDITY: Despite what Carter told you, your shares are not really tradable. No market exists. Our Board candidates are committed to immediate share liquidity such as a merger with a public company, which will provide a stock symbol, market and market makers for us. After 5+ years of empty management promises to go public, aren't you angry? Please read our Share
Liquidity analysis.

SHARE DILUTION: Carter frequently criticized his predecessor for authorizing several million options as being dilutive to shareholders. But,
Carter has already awarded millions more and committed another several million
(more than 3 million to himself). 13+ million options (note 9, Form 10K) is a
45% dilution to the approx. 29 million shares outstanding; without your approval. That's outrageous! Most companies have only a 5% or 10% option dilution. Are you angry? Read our Share Dilution discussion.

EARNINGS/EXPENSES: Carter brags about how much money he is earning for us. He took credit for the Calpine contract, the primary source of CEC's profits. But, it was negotiated by previous management, specifically, Don
Coltrain, one of CIG's Board candidates. But, how much more should we have earned? Carter squandered a lot of our California profits covering outrageous legal costs, losses in Pennsylvania, a diversion into energy products, energy services (Triumph) and high priced consultants. He then rewarded himself with
$2+ million salary and benefits. Are you as angry as we are? Read our analyses.

GROSS MISMANAGEMENT & INTIMIDATION OF SHAREHOLDERS: $15 million giveaway (1/4 of our cash) to Summit Energy. Your money, but Carter didn't allow you to vote on this! $10 million to buy back stock and be able to give it to employees. He didn't allow you to vote! A poison pill provision where you won't be able to vote on proposed mergers unless Carter and the board approves. You didn't vote on this either! His combative and autocratic management style has cost the shareholders a fortune in legal fees. Using your money, 'Carter has been threatening to sue shareholders who ask too many questions, request documents or who disagree with him and oppose his actions. His anti-shareholder
"Legacy of Litigation " is costing you millions in legal fees and settlement costs. Still not angry? Read "Legacies of Secrecy and Litigation".

SECRECY AND VIOLATION OF REGULATORY FILINGS: Mr. Carter filed the
Form 10 two years late to maintain secrecy. The CSG told us he falsified election results which required court intervention 2 years in a row and also prevented you from seeing many documents to which you, the owners, should have access if you want. Insulted? Read our Legacy of Secrecy analysis. He even illegally withheld documents from a Board member, which caused an expensive lawsuit. The Appeals Court said that was illegal and directed Carter to allow shareholders access to all company information they are entitled to see. Angry?
Read the enclosed Appeals Court decision press release.

These are only highlights; we've got a lot more! The press and radio are comparing CEC to Enron. If you're tired of Ian Carter's shareholder abuses and excuses and if you're concerned about your investment please read the enclosed information and complete and return the proxy card now. Please don't delay; no stamp needed; sign, date and mail TODAY!

                    CONTRACT W1TH SHAREHOLDERS

The members of the Commonwealth Investors Group are insulted by Mr. Carter's refusal to allow you to vote on the legally submitted shareholder proposals shown in this proxy. He has spent many thousands of your dollars and delayed the annual meeting twice to prevent you from voting on these improvements to CEC's corporate governance. Even on the two proposals that the SEC required CEC to publish, Carter would not allow you to see the rebuttals to "non-unanimous"
Board of Directors Positions as crafted by Carter's expensive lawyers. We are also insulted by the continuing dilution of your equity in the Company without a vote of the shareholders and are disgusted with the continuing waste and mismanagement of CEC's resources. We have as a primary objective the return of power to the shareholders and will support candidates for CEC's Board of
Directors who agree with this update of last year's Shareholder Group contract to use their best efforts to implement the promises below in a fiscally prompt and responsible manner; WE WILL:

o        Pay a dividend to all shareholders and develop a long-term dividend plan.

o        Investigate share liquidity alternatives and implement the one that provides the best price and quickest entry for publicly trading shares on a legitimate exchange.

o        Re-negotiate the excessively generous executive employment contracts.

o        Rescind the money losing Summit Energy Ventures agreement and seek the return of all Commonwealth Energy Shareholder funds.

o        Conduct the annual meetings on Saturday as previous management did to accommodate more working shareholders.

o        Update CEC's bylaws to close loopholes that allow management to violate shareholder rights.

o        Allow shareholders to vote on all proposals that may dilute their shareholdings.

o        Settle costly pending litigation quickly, in a fair and equitable manner.

o        Seek opportunities to invest in power generation and expand into retail natural gas.

o        Re-evaluate the true profit potential of the costly TRIUMPH system.

o        Develop a long-range strategic business plan; making use of industry consultants and advisors to ensure the plan creates the most value for shareholders.

o        Disclose to shareholders all information regarding the operations of
         CEC, within the boundaries of the recently enacted SEC's Fair
         Disclosure Rule.

o        Create a Corporate Governance Committee of the Board to bring ethics to CEC.

COMMONWEALTH SHAREHOLDERS

SAVE YOUR INVESTMENT

TAKE YOUR COMPANY BACK

             Please take the time to read the enclosed information.
Only informed shareholders can make the necessary decisions to protect their money!

Dear fellow shareholder;

Another year has gone by and we still haven't received a dividend nor have we gone public, despite the promises of Fred Bloom who was in charge for 2 years and Ian Carter who has now been in charge as Board Chairman and CEO for the past
3 years.

Last year a group of concerned shareholders carefully analyzed the SEC Form 10 and Carter's employment contract to find previously secret information that seriously impacted the value of our stock. They warned us about many concerns but highlighted the fact that legitimate shareholder requests for information were being stonewalled. Ignoring those legitimate requests and the unexplained secrecy raised their suspicions about Mr. Carter's motives. It was quite apparent that he was attempting to hide negative information while diverting attention by claiming "successes" in various shareholder newsletters. That continues today! In fact, CEC must have been so "successful" that the board gave
Carter even more enormous unearned bonuses and stock options. Well, if we're so successful why aren't the shareholders getting something back. The highlighted issues last year were:

                 MANAGEMENT'S HIGH PRICED EMPLOYMENT AGREEMENTS

                 $25 MILLION COMMITTED TO SUMMIT ENERGY VENTURES

Now,  we learn that  millions  of dollars of our money is still  being  spent on
Carter's compensation, outside lawyers and legal settlement costs. Not only approx. $7 million for the Bloom settlement but millions more for suits by former employees, directors, shareholders and vendors. Carter keeps blaming
Bloom but we understand Bloom gave the company 1.2 million shares to settle options claims by some former employees. However, Mr. Carter took those shares but refused to issue them. Now those employees sued CEC and were awarded $2.7 million of your money. Read the enclosed KFWB news article dubbing CEC as
"Orange County's Enron". Carter even continues to spend your money to file court appeals after he loses. Two shareholders won small claims actions for a few hundred dollars that should have been settled without any court action. Carter appealed and won in superior court on a technicality but cost the shareholders thousands of dollars in employee time and outside legal costs to save those hundreds. That's why we're highlighting another issue, which is seriously eroding your investment:

Carter's Legacy of Litigation

We also know that CEC got a black eye when a 3 judge Appeals Court ruled against
Carter and in favor of shareholders. The Court ruled in August that Carter illegally withheld documents from director Saline and those documents can be shared with the shareholders. Our thanks to director Saline for spending his own money to stem Carter's court proven illegal activities and secrecy. We wonder what that cost shareholders in CEC's disruption of business and legal bills; at least hundreds of thousands. Other shareholders cave in when Carter threatens to break them financially by using unlimited shareholder funds to file appeals and drag issues out for years in court. It's past the time to limit Carter's ability to use shareholder money for benefit of his ego.

Mr. Saline, Mr. Doak and Mr. Biswell from last years' CSG sued Carter for fraudulent handling of last year's election results. With several insiders doing the counting it took 2 months for Mr. Carter to release the election results to us after CEC's rancorous annual meeting. He used those 2 months with a voted out board member to hold secret meetings to pass more anti-shareholder proposals.
The CSG claims they had almost one third of the votes cast after only a three week (late) proxy campaign and they claimed Mr. Biswell had enough votes to be elected along with Mr. Saline. We don't know the results of the suit other than what was in the June Form 10 filing with the SEC. We can't find out any details of the settlement agreement because once again, Carter makes anything distasteful to him a secret; like details of the Bloom and other secret settlement agreements. We suspect Carter paid the CSG legal bills which were expected to run well over $100,000. We do know the CSG claim of 7 vs. 5 directors at last years election was implemented by the Court. We demand the truth about last year's election and have an outside, independent election official this year. So, here's another issue affecting the shareholders:

Carter's Legacy of Secrecy From Shareholders

Because of many of the issues described above and others uncovered in the past year several shareholders legally requested that the Board implement 7 specific bylaw and policy changes or the issues would be put up for a vote of the shareholders. The Secretary initially failed to provide the issues to the board and later the Board chose not to implement the changes. Then, CEC delayed this meeting, spent many more $ thousands of your money on outside lawyers, violated the SEC response rules, violated our legitimate shareholder rights and refused to put all but 2 of the proposals on the ballot. The 7 proposed changes, are detailed elsewhere in this proxy solicitation and if you choose to provide your proxy to the CIG as we're requesting with this solicitation, along with shareholder oriented directors, we will vote to implement those proposals.

Ladies and Gentlemen; The CIG members are very discouraged by the delays and outright contempt of shareholders shown by Ian Carter and John Barthrop when legitimate requests for action or information are made. We expect you're disgusted as well. We need your vote to add shareholder-oriented directors to
CEC's Board of Directors. Legitimate opportunities for going public have been wasted in the name of waiting for an opportune time. Now, several small shareholders needing the money and wanting to sell their stock are being directed to Carter supporter David Barnes and friends who are reportedly paying less than $1 per share. Most of us believe the stock is worth at least $3.00 per share based on the latest financial statements but after a 5 year investment, $1 seems to be what is apparently the "public market" value. That's the real bottom line on Mr. Carter's performance; what can you sell your stock for now that he's been in charge for 3 years?, what is your 5-year investment worth? $1? Is that what Carter's supporters claim to be his outstanding performance? Is that why the board of directors gave Carter another bonus of $495,000 of your money??

Share Liquidity

The issue of most concern to the majority of our shareholders is the broken promises by the former CEO & Mr. Carter for the 5+ year wait for our stock to go public, with no relief in sight. Mr. Carter recently sent the shareholders a newsletter with an article entitled "Listing of Commonwealth's Common Stock".
He said "it is not now advisable to list our shares at this time". Basically, he's stating that because of "market conditions" he can't tell us when our shares will be publicly listed. Previous to that it was because we had to get out of our regulatory and legal messes. Prior to that it was because of our former Chairman. Prior to that it was lack of audited financial statements. When will the excuses stop? One of the real reasons public investors won't be interested in a CEC IPO is that they want a company that has a defined long term strategic plan that shows growth over a 5 or 10 year period. It is inconceivable but true that no formal approved CEC strategic plan exists. Promises, but no plan! So, there's no practical hope for a near term IPO. That plus the cost and time for an IPO are reasons why the investors group suggests a merger.

There are some shareholders that "must" liquidate their holdings for various personal reasons. Today, their only option is to find a buyer on their own or get referred by CEC to a confidant of Mr. Carter, David Barnes, who is offering less than $1 a share. Most of us received a letter in March, 2001 which illustrated that Barnes received confidential information from Carter. We need to get the new Board to investigate that relationship to see if there's not an attempt to get control of CEC. If we were listed, our share price would be at least $2 or $3 based on our assets, retained earnings and shareholders equity.
We could do that almost immediately with a reverse merger. We don't have to wait another year or more until the markets turn and investment bankers will happily take millions from us to do an IPO. That will immediately elevate the fair market value up from today's value. Read the CIG contract with shareholders, which commits our candidates to go public via "best pricing and quickest entry"
to a legitimate trading exchange. The rest of us who want to hold on in hopes of a better price can do so after we're a publicly traded company. We all like to hear the stories and promises from Ian Carter but there is no better indicator of CEC's value and real current management performance than a public market evaluation.

Share Dilution

On November 28th, 2000 the CEC shareholders approved the Board's recommendation for a 7 million share incentive options plan to legitimize prior
(at that time 6,639,825) option grants and provide several hundred thousand more for future issuance. That represented approximately a 20% dilution to then outstanding shares (approx. 34 million). That was high by industry standards but not totally unreasonable. It was a reduction from the originally proposed 8 million shares. Now we read in the Form 10 that there have been 13,206,325 options granted by the Board. What shareholder authority did they have to make this generous giveaway of our equity? We never voted to increase the approved 7 million share authority! That's a dilution by approximately 45% of CEC's currently outstanding shares, our equity. As a benchmark, Microsoft, one of the most generous of corporate options grantors has approx. 800 million options out of approx. 5 billion shares, an approx. 16% dilution. Mr. Carter and his compensation committee have increased the dilution of our equity from a shareholder approved 20% to almost 45% without asking us. How foolish do they think we are? We MUST overturn their self-serving grab of our equity and make them live within the 7 million we authorized. Mr. Carter is personally in line to grab up to 4.2 million options (ref. Carter's Employment Agreement summary enclosed; par. 3.2b, 3.2c & 3.3)

Carter's Legacies of Secrecy and Litigation

You wouldn't know it from a cursory look at our financial statements but legal expenses are by far one of the largest controllable, variable expenses at CEC.
Most legal costs are buried on our statements as part of our General and
Administrative expenses. Internally, CEC has a legal staff of 4 or 5 persons but most legal issues seem to be handled by outside law firms. We've been told that we have used more than 25 different outside law firms for each of the past 2 years with payments to outside lawyers of $3+ million each year and settlement costs even higher; the Form 10 noted damages paid to Bloom of $4,790,000 plus a stock repurchase of $2,400,000 but doesn't detail other legal settlement costs.
If there are really 25+ law firms working cases, our potential liabilities must be enormous. What's the real story? We must insist on a full accounting of all that is being spent. Carter claims he doesn't deserve the "legacy of litigation"
title because he's initiated only a few of the lawsuits; that all the rest are being brought against him and CEC. Now that's the arrogant attitude that probably causes most of the lawsuits. He keeps telling us the suits have no merit but we've learned otherwise. We're being sued by a group of former employees for a reported $10 million because Carter wouldn't issue them 1.2 million shares of stock that Fred Bloom personally gave them from his own holdings. CEC has the audacity to say in the Form 10 K that the adverse outcome of this ($10 million) would not materially impact CEC's financial position!?

As reported by the CSG in last year's proxy, the courts directed Carter to provide Director Saline various CEC documents, which he wanted in order to share information with stockholders. Also, recently, in light of Enron, the California
Appeals Court issued a stinging published decision against Carter's attempts at secrecy. Read the press release on the next page. More Recently, the Board attempted to reappoint Mr. Gates to the Board after the shareholders voted him out 2 years in a row. The court also overturned that. The issue of Carter trying to keep secret from shareholders any information that puts him in a bad light was also tested in another case where the California Appeals Court, in an anti-SLAPP ruling, dismissed Carter's countersuit against a former officer who was suing CEC for compensation. The court, in CEC vs Chappell, No.G026344
(Jan.15, 2002), found that the suit arose from Chappell's unfavorable story about the company that he sent to shareholders (just like this proxy). The court dismissed Carter's suit in order to protect Chappell's free speech activities, namely distributing news articles to CEC's shareholders. In the most recent anti-SLAPP ruling against Carter, on Dec.11th, 2002, U.S. District Judge P.
Anderson awarded director Saline attorney fees and costs following dismissal of a frivolous fraud and deceit cause of action brought by Carter, No.CV02-02442PA.
Carter uses frivolous appeals and these kinds of expensive counter-suits, paid for by shareholders, to try to delay decisions, raise costs and intimidate shareholders and former employees from challenging his allegedly illegal activities.

In the year 2000 election Carter refused to recognize Mr. Saline's election to the Board and falsified the results by notifying the shareholders that Mr. Gates was reelected. That was overturned by court action. In the same election Carter falsified the voting results by announcing that the vote to reduce the Board size from 7 to 5 had passed. Factually, it got only 14,898,333 votes out of more than 32,000,000 shares outstanding at the time; not the 50% majority it needed.
Also in documenting that falsification in the bylaws he created a provision that
"the number of Directors may be changed...by approval of the Board of
Directors". Our bylaw, Art VII, sect 2, reserves the right to change the number of directors, to the shareholders only. Changing that bylaw without shareholder approval is illegal and is a blatant attempt to grab power away from the shareholders. In the 2001 election, the results were also challenged by the CSG.
There was some kind of settlement agreement that added 2 new Directors up to 7 as claimed by the CSG at our last election (Carter illegally reduced it to 5)
but we can't get any details. More secrecy from shareholders!

                                 PRESS RELEASE
                           FOR IMMEDIATE DISTRIBUTION

California Court of Appeals Acts Decisively to Prevent Future "Enrons"

Santa Ana, CA - July 30, 2002

Making it harder for corporate managers to keep secrets from investors, yesterday the California Court of Appeals ruled that, absent extraordinary circumstances, corporations may not stop "dissident" directors from disclosing confidential information to shareholders. "The effect of this ruling is that
California corporations will find it tougher to hide questionable business dealings - especially those lining management's pockets -from shareholders if a director chooses to blow the whistle," says David A. Robinson, Esq. of the
Enterprise Counsel Group.

The plaintiff in the lawsuit, Joseph Saline, is a director of Commonwealth
Energy Corporation, a publicly owned energy corporation headquartered in Tustin,
California. After being elected as a director in November 2000, Saline discovered evidence of questionable business practices by Commonwealth's entrenched management. When Saline tried to inspect the corporation's books to get the full story prior to an upcoming shareholders meeting, the corporation balked. Saline then filed a lawsuit to compel the inspection.

In a pre-Enron/Worldcom ruling, Judge Randall Wi1kinson of the Orange County
Superior Court allowed Saline to inspect some records, but refused to acknowledge or enforce Saline's statutory right to inspect all Commonwealth's records. Judge Wilkinson also imposed severe restraints on Saline's ability to communicate with shareholders. In particular, to safeguard Commonwealth's
"privacy" rights, Judge Wilkinson "prohibited [Saline] from disclosing or discussing the corporate documents with anyone other than [Saline's own attorneys] and [Commonwealth's other] board members."

In its post-Enron/Worldcom decision, the Court of Appeals reversed Judge
Wilkinson on both counts. Yesterday's ruling re-affirms that, absent extraordinary circumstances, corporate directors in California have an absolute right to inspect all corporate records. Yesterday's ruling also found that the
"gag order" prohibiting Saline from freely communicating with Commonwealth's shareholders amounted to a prior restraint on free speech in violation of the
United States and California Constitutions.

"This is a major victory for California investors who fear their investments are being squandered away, or worse, by incompetent or corrupt management," said
Robinson, Saline's counsel. "This decision should give comfort to the average
California investor that a corporation may no longer hide its shady business practices until the bubble bursts, as happened with Enron, WorldCom, etc. This, together with the new Federal law signed by President Bush yesterday, are important steps towards a new era of openness in corporate accounting and business practices."

The Court of Appeal's decision may be accessed via the Internet at
http://www.courtinfo.ca.gov/opinions/documents/GO29761.PDF.

Waste and Mismanagement of Shareholder Resources

Last year the CSG did an extensive analysis of Mr. Carter's previously secret employment agreement. They warned us about the "egregious" terms in 4 pages of details. We've reprinted one page, the summary "MATRIX" on the next page for your consideration. We were all shocked to find we were paying Ian Carter more than $300,000 in salary plus $100,000 bonus. That was nearly double what was paid to the previous CEO. He also gave himself millions of stock options for questionable achievements. Now, we just gave him another approx. $5,000/month raise.

CSG was particularly concerned that the Board gave Carter the $100,000 bonus even though he didn't meet the terms of his original contract. They changed the terms after it was apparent that Carter wouldn't otherwise qualify for a bonus.
Now, in the new 10K we find that the board gave him an additional bonus of
$495,000; when you add in his salary and other benefits that's more than
$1,000,000 for CY'01. And oh, by the way, if you read the footnotes, that
"excludes $1,080,000 of stock based compensation charged to operations related to a grant of 300,000 performance-based stock options granted". What
Performance? Wake up fellow shareholders, that's $2,000,000 last year against
CEC's books at the same time Carter said CEC couldn't afford to give the shareholders a dividend. Of course not, he was grabbing it for himself! In the new 10K filing Carter says again, he won't give us a dividend because he needs to "retain earnings to finance future operations, expansion and capital investment". What arrogance! The Board of Directors must be replaced for that $2 million giveaway of shareholder resources.

CIG also found in the SEC filings another apparent giveaway. Last year we were told that the Board committed up to $25 million and actually gave $15 million of that in cash to Summit Partners without a Shareholder vote. They further agreed to pay Summit's manager, Steven Strasser's expenses out of that $15 million plus give him a generous 3% fee to manage that money for us. Note: the best mutual funds in the U.S. charge only 1% to 1.5%. The 3% fee should amount to
$450,000/year as approved by the Board. Now we read in the 10Q's that we paid
$200k in July '01, $450k in Aug '01, $350k in Feb '02 and apparently another
$350k in Aug '02. Looks like we paid $1.35 million to Strasser to hold our $15 million for 18 months; that's 6% folks, not 3%! Does Strasser need the money more than the shareholders? What's Mr. Carter's excuse for this giveaway of shareholder funds? Carter originally planned to take a personal, 20% Limited
Partner share, of the Summit profits.

Triumph ($2.0+mil/year) and other high cost consultants? We haven't been able to find consultant costs separately identified in the Form 10 but Item 13 notes that SYMCAS (consultants for the Triumph billing system) fees were more than
$2,000,000. Prior years were reportedly even higher. CEC even capitalized other
Symcas costs, Also, at the last several annual meetings Mr. Carter mentioned and even introduced several legislative and energy professional consultants. We'd like to know the total cost of consultants and a consultant cost benefit analysis for a company our size. Also, at those annual meetings and in several newsletters Mr. Carter claimed Triumph would become a cornerstone of our future profits with contracts imminent. In Apri12001, nearly 2 years ago, to justify these expenditures, Mr .Carter told us he expected to sell "several Triumph installations within the next three months."Where are the contracts? Where are the profits from our investment?

Last year the Shareholders Group told us that Mr. Carter purchased 25,000 shares of our stock on Feb. 27d1, 1998 for $1.00 per share. That was nearly 2 months after the Jan 1, 1998 Private Placement memorandum raised the price and everyone else was paying $2.50. Where is the $49,000 difference he owes the shareholders?
He should not be able to vote those shares till he pays for them. Why hasn't the
Board reclaimed that money?

Ladies and Gentlemen; If you just count the Legal, Compensation, Summit and
Triumph excesses alone, we're talking about millions and millions of dollars of waste and mismanagement. After all our research, the members of CIG know which shareholder oriented directors to elect and ask for your help; your vote counts!
Let's return CEC to the shareholders. URGENT! Please fill out and mail the enclosed proxy today! No postage needed!

                         Carter's Employment Agreement

This is only a summary of Ian Carter's super-generous 17 page (small print) Employment Contract

         Please review this to see if you agree that it must be changed
---------- ---------------------- ------------------------------------------ ------------------------------------------
Ref. Par.# Section                Detail                                     Comments
---------- ---------------------- ------------------------------------------ ------------------------------------------
1          Term                   Jan. 1, 2000-Jan. 31, 2005                 Five year contract
---------- ---------------------- ------------------------------------------ ------------------------------------------
2          Job Description        Chairman and Chief Executive Officer
---------- ---------------------- ------------------------------------------ ------------------------------------------
                                                                             (2,000,000+ over 5 years)
3.1        Base Salary            $325,000 - 2nd 12 months (current period)  Actual; $346,000 with Cost Of Living
                                                                             Adjust
                                  $375,000 - 3rd 12 months (after Jan. 2002) Probably $420,000+ with COLA
                                  $425,000 - 4th 12 months                   Probably $500,000+ with COLA
                                  $500,000 - 5th 12 months                   Probably $600,000 with COLA
                                                                             (this is more than 2x our former
                                                                             CEO's salary)
---------- ---------------------- ------------------------------------------ ------------------------------------------
                                                                             ($500,000++ over 5 years)
3.2        Bonus                  $1 for each new customer: $50k 1st yr,     Employee didn't qualify but got bonus
                                  $75 2nd yr, $100k for remaining term       anyway
                                  Addendum: $100,000 plus extra from Comp.
                                  Committee                                  Meet unstated business plan goals
---------- ---------------------- ------------------------------------------ ------------------------------------------
3.2a       Bonus for change of    8 times annual salary + taxes              Approx. $6,000,000 million in 5th
           control of company                                                year
                                  Addendum: Adds valuation of options @ 2x
                                  stock value                                Only lawyers can figure this one
---------- ---------------------- ------------------------------------------ ------------------------------------------
3.2b       Options if IPO occurs  300,000 @ $2.50                            May be sold at IPO-value @ $10 =
                                                                             $5,250,000
---------- ---------------------- ------------------------------------------ ------------------------------------------
3.2c       Added options bonus    100,000 for $100 million in                There is a 2x share value cash bonus @ IPO
           when IPO occurs        capitalization, 25,000 added for each $11  With a $10 IPO price the value is million cap. - max of 2,000,000 options @  $35,000,000
                                  $2.50
                                  Addendum: Replaces above provisions with:
                                  Completion of Audit options  -500,000
                                  Settle with DOC options      -250,000
                                  Settle with CPUC options     -500,000
                                  Complete liquidity event
                                  options                      -750,000
---------- ---------------------- ------------------------------------------ ------------------------------------------
3.3        Contract signing bonus 300,000 plus 100,000 per year = 700,000    Value @ $10 is approx $14,000,000
                                  total
---------- ---------------------- ------------------------------------------ ------------------------------------------
3.3        Customer growth bonus  300,000 options each year for 4            These options are considered salary
                                  years-1,2000,000 total                     Value @ $10 is approx. $24,000,000
                                  Addendum: Changed from customer growth to
                                  exceeding unquantified business plan
                                  goals by 10%
---------- ---------------------- ------------------------------------------ ------------------------------------------
                                                                             Value - $25,000 over 5 years
6.5        Insurance-Term life    $1,500,000 for 10 years whether employed   Highly irregular.  Most CEO contracts
                                  or not, Beneficiary is his family          provide only "key man" policies with
                                                                             Company as beneficiary
---------- ---------------------- ------------------------------------------ ------------------------------------------
3.6        Vacation               6 weeks - 30 business days                 $250,000+ over 5 years
                                                                             Irregular. Most execs get max of 4
                                                                             weeks
---------- ---------------------- ------------------------------------------ ------------------------------------------
3.7        Auto Allowance         $1,3000 per month - paid to Auto dealer    $78,000 over 5 years
                                  Plus: Auto telephone, home fax and answer  Irregular. Most allowances are paid
                                  service                                    to employee $$$???
---------- ---------------------- ------------------------------------------ ------------------------------------------
7.3        Separation - if        8 times annual salary - plus taxes         If fired, approx. $5,000,000 within
           terminated                                                        30 days
---------- ---------------------- ------------------------------------------ ------------------------------------------
                                                                             Value depends on # of options @
                                                                             term.=$Mills.
7.4        Stock repurchase       If agreement terminated employee may       These are "earned" so even if company
                                  demand repurchase of all stock and         folds, he is a creditor before any
                                  options at current aggregate price value   shareholders
---------- ---------------------- ------------------------------------------ ------------------------------------------
7.5        Term not renewed
                                  If this 5 year contract is not renewed he  Value - $1,000,000 over 10 years still gets $100,000 per year for 10 more
                                  years
---------- ---------------------- ------------------------------------------ ------------------------------------------
6.1        Key man insurance      Up to $2 million, plus Directors,          Standard
                                  officers, errors, omission, etc
---------- ---------------------- ------------------------------------------ ------------------------------------------
3.4        Medical insurance      PPO @ $2650+ per month premium             Value - $160,000 over 5 years
                                  Plus: All benefits available to other      These in addition to the specific
                                  employees/officers                         contract benefits
---------- ---------------------- ------------------------------------------ ------------------------------------------
3.5        Travel                 First Class Hotel & Travel                 Value - Depends on travel ???
---------- ---------------------- ------------------------------------------ ------------------------------------------
3.5        Expense Account        Virtually unlimited                        Value - ????
---------- ---------------------- ------------------------------------------ ------------------------------------------

You add up the totals - we can't count that high -his options alone, depending on clauses, triggers, double triggers, conditions subsequent and precedent, double subsequent and precedent, etc. could represent more than 50%
of CEC and will keep many lawyers employed - Ian's "Legacy of Litigation"

                      Proposals Submitted by Shareholders
                For Approval At The 2002/2003 CEC Annual Meeting

Fellow shareholders:

Many of CEC's current bylaws are outdated and allow management too much leeway in how they run the company, how they spend our funds and how they can dilute shareholder equity. Seven shareholders submitted proposals in accordance with
CEC and SEC rules.

We were dumbstruck by the insulting actions taken against us. Not only did CEC clearly violate SEC Reg 14a8(f) by ignoring our initial submittal but they also spent thousands of dollars of our own shareholder money to hire outside legal counsel to try to find legal technicalities to exclude our proposals. If they are truly legally insufficient then our current bylaws are also. If needed, these CIG proposals could be modified to comply when you, the shareholders, vote for them. Mr. Carter didn't want to give you the opportunity to vote. He believes only he knows what's best for us!

That's the main reason for this proxy solicitation by the CIG, to get these on the ballot to let you vote and let you know once again, as the CSG did last year, in loud clear terms, about Mr. Carter's anti-shareholder attitude. We believe that these proposals, although perhaps not perfect, are a vast improvement of the current bylaws in terms of "shareholder" rights. Please read them and give us your proxy.

1) Shareholders' Proposed Resolution

It is the fiduciary responsibility of the Board to increase shareholder value, not the personal wealth of key managers. The Board shall adopt a compensation policy that ties cash bonuses for key managers to achievement of challenging performance goals developed by the Compensation Committee and approved by the full Board at least 9 months in advance of proposed awards. As disclosed in the
Form 10, our key executives have been amply rewarded with handsome base pay, options and other perks. The Board shall set a minimum 10% annual increase in net income over the prior year as the "baseline" for the award of any cash bonus at all. Any proposed cash bonus pool for managers, as determined by the
Compensation Committee, shall be matched with dividends for shareholders; $1 for management and at least $10 for shareholders dividends. In no case shall the bonus for a single employee exceed 1/3 of the management pool.

Shareholder submittal by:
L.W. Putnam
Seal Beach, Cal.

2) Shareholders' Proposed Amendment To The By-laws

At the present time, the Commonwealth Bylaws do not provide for specific compensation of Directors. Also, at the present time, according to records provided by CEC, several outside directors are not shareholders and are only awarded stock options. As a result they're not on shareholder mailing lists and it's my opinion that they have only minimal incentive to support issues that benefit shareholders.

The following shareholder proposal revises Article I of the bylaws by replacing section 14 and adding section 18. These changes insure that non-employee
(outside) directors are incentivized to serve, are treated fairly and equally and insure that their decisions are not influenced by pressure and /or intimidation related to fear of losing compensation or assignment to committees of Commonwealth's Board of Directors. The new section 14 formally authorizes existing compensation practices and adds or modifies others. Upon approval of these amendments by the shareholders, the provisions of section 14 & 18 shall be retroactive to the 2000 annual election for currently serving directors.

Section 14. Compensation of Directors
Directors, other than employee directors, are to be compensated equally in three forms; cash, common stock and qualified stock options.

a) Cash: For each year of service, non-employee directors receive an annual retainer of $25,000, payable quarterly (Jan., April, July & Sept.) for any quarter or partial quarter from the time of their election. In addition, they receive $1,000 for each regular or special board meeting or annual stockholders meeting attended in person and $500 for each committee meeting attended or for each board meeting attended by telephone or videoconference. Committee chairpersons receive an additional $200 per month for those services. Directors are also entitled to reasonable expense reimbursement.

b) Stock: For each year of service non-employee directors receive a grant of
5,000 shares of CEC's common stock immediately following election.

c) Stock Options: For each year of service, non-employee directors receive incentive (qualified) options to purchase 50,000 shares of common stock. The options exercise price is set at fair market value, vest immediately upon award and are exercisable following the next annual election for up to 10 years following date of award.

Section 18. Indemnification of Non-employee Directors

Directors who are not employees are to be indemnified by the corporation and/or appropriate insurance to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with performance of their fiduciary responsibilities as representatives of the shareholders. All expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with any legal proceedings against or by the corporation shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding on behalf of such director.

Shareholder submittal by: Wayne Moseley
                          Sherman Oaks, Cal.

3) Shareholders' Proposed Amendment To The By-laws

The following shareholder proposal replaces Article I, section 15 of the bylaws.
At the present time Board of Director committee assignments and chairmanships are doled out by the COB and may or may not be approved by the entire board.
Currently, assignments may be subject to abuse because there are no rules insuring objectivity. It is my opinion that these proposed changes will insure that non-employee (outside) directors are treated fairly and equally and insure that their decisions are not influenced by pressure and /or intimidation related to fear of losing assignment to committees of Commonwealth's Board of Directors.
They also incorporate the addition of a Corporate Governance Committee to stem what CIG identifies as the current Legacy of Secrecy and Litigation which is costly and disruptive as well as to insure fair elections are conducted and that honesty and ethics are employed throughout the corporation.

Section 15. Committees
Committees of the Board may be established by resolution passed by a majority of the whole Board. Committees shall have such powers of the Board as may be expressly delegated to them by resolution of the whole Board except those powers expressly made non-delegable by Sec. 311 or those committee decisions which must be presented for a vote of the whole board if 1 or more directors so request.

Standing committees will include as a minimum, Compensation (includes human resources), Corporate Governance (includes legal, election/nomination, ethics, etc.) and Audit.

Board committees are to consist of a minimum of 3 directors, at least 2 of which must be non-employee directors. The Chairman of the Board may recommend that certain directors serve on designated committees. However, directors may volunteer for specific committee assignments and chairmanships; board seniority shall be the tiebreaker when there is more than one candidate for a chairmanship. A chairperson must relinquish the chairmanship to a volunteer if that chairperson serves as chairperson of one or more other committees.
Chairmanships must rotate annually if there are other volunteer candidates for a position. Employee directors may not serve on the compensation committee or as committee chairpersons.

Shareholder submittal by:
Chuck Ruzicka
San Diego, Cal.

4) Shareholders' Proposed Amendment To The By-laws

Directors should not be allowed to change bylaws expressly approved by the shareholders. A minor change to article VII will limit that power. The following shareholder proposal replaces Article VII, section 2 of the By-laws.

Section 2. Powers of Directors
Subject to the right of shareholders to adopt, amend or repeal By-laws, as provided in Section 1 of this Article VII, and the limitations of Sec. 204 (a)
(5) and Sec. 212, the Board of Directors may adopt, amend or repeal any of these
By-laws other than a By-law or amendment thereof changing the authorized number of Directors or any By-law or amendment thereof specifically added or changed by a vote of shareholders in accordance with Section I hereof.

Shareholder submittal by:
Michael Garren
Palm Springs, Cal.

5) Shareholders' Proposed Amendment To The By-laws

It is our opinion that in the past, when shareholder meetings were held on
Saturdays, more shareholders were able to attend the annual meeting. This shareholder proposal replaces Article III, Section 2 of the By-laws and provides for a set time and meeting date for the annual meeting so that shareholders may plan attendance in advance.

Section 2. Annual Meetings

The annual meetings of the shareholders shall be held, each year, at 10:00 A.M.
on the second Saturday of November at a hotel or other appropriate meeting facility in the Orange County, California area. At the annual meeting, the shareholders shall receive a report from management on the state of affairs of the Corporation, shall elect a Board of Directors and shall transact such other business as may properly be brought before the meeting.

At the specific request of any director, the Board of Directors shall order an independent (non-employee) inspector of elections be provided for each annual meeting election.

Shareholder submittal by:
Maurice Cook
North Hollywood, Cal.
and
Virginia Ann Harvey
Grass Valley, Cal.

6) Shareholders' Proposed Amendment To The By-laws

At the 2001 annual CEC stockholders meeting, the organizers declined to use
Roberts Rules of Order, the standard meeting format used in prior years and by practically every company and every public meeting in the civilized world. Also, there was no meeting agenda provided ahead of time. This resulted in confusion, grumbling and shouting at the meeting. There is also significant concern about the lateness and accuracy of official minutes of meetings of the corporation.

The following shareholder proposal amends Article II, Section 9 of the By-laws by adding as the last paragraph:

The Secretary of the Corporation or a designated representative shall:

a) Conduct the annual and other meetings in accordance with Roberts Rules of
Order

b) Provide a written preliminary meeting agenda along with the proxy materials for the annual shareholders meeting

c) Provide a written or emailed agenda to directors at least one-week prior to regularly scheduled board of directors meetings.

d) Record via audio or video media the proceedings of shareholder and directors meetings and retain such media for review by directors and shareholders for a minimum of 3 years.

e) Summarize proceedings of shareholder and directors meetings in the form of written minutes to be retained and available for review by shareholders in accordance with applicable laws and regulations.

f) Provide drafts of shareholder and directors meeting minutes to directors for review and comment within 5 working days of such meetings

Shareholder submittal by: Louis Vocke
                          La Quinta, Cal.

7) Shareholders' Proposed Amendment To The By-laws

The present Management has thwarted the vote of the shareholders on the number of authorized Board members for the past 2 elections. Both years' management proposals, first to decrease and then to increase and provide a variable number of directors were defeated by the voters. The number of Directors was set at a maximum of seven in the By-laws prior to the 2000 and 2001 elections. Any changes had to be voted by the shareholders and only the shareholders. A current, illegal amendment even attempts to take these shareholder rights away and give them to the Board. This shareholder proposal directs management to return to a fixed number of 7 directors by reinstating the wording of the year
1999/2000 By-laws, Article I, Section 2, as follows:

Section 2. Number and Qualification

The authorized number of Directors of the corporation shall be no less than the minimum number of shareholders and no more than seven (7). This number may be changed by amendment to the Articles of Incorporation or by an amendment to this
Section 2, Article I, of these By-laws, adopted by the vote or written assent of the Shareholders entitled to exercise majority voting power as provided in
Sec.212.

Shareholder submittal by: Hideto Kakiki
                          Granada Hills, Cal.

                         Board of Directors Candidates

Attention Shareholders: The Commonwealth Investors Group has
identified a slate of 7 candidates for the Board of Directors for 2002 who we feel will best represent the interests of SHAREHOLDERS. Three new (non-current)
director candidates are listed below and brief resumes provided. CIG will also support re-election of Mr. Saline, Judge Sullivan and certain other current directors who we determine are the most shareholder oriented. If you believe as we do that we need to replace the current Board majority with members who will focus on shareholder value instead of management's self-interests as described in this letter, please sign, date and mail the enclosed proxy card TODAY for voting at the annual meeting. No postage stamp is necessary.

Commonwealth Investors Group Candidates for the Board of Directors:

1. Claire Simonelli (Finance and Energy Professional)
2. Don Coltrain (Shareholder, Energy Professional and Former CEC Director)
3. Wayne Moseley (Shareholder Advocate, Former Stockbroker)

Brief Resumes:

Claire Simonelli: BA, Skidmore College, MBA, Financial Management, Pace
University, Executive Recruiter; Formerly, Director of Business Development,
Trigen Energy Corp., part of $40 Billion global infrastructure and energy company. Lead developer for cogeneration partnership projects including sourcing clients, negotiating energy sales and power purchase agreements, secure gas supplies, arranging financing, etc. Prior; financing for Finnish-based power developer Wartsila Development Co. for Wartsila diesel power plants throughout the world. Prior; Vice President, Project Finance, Bayerische Vereinsbank for
power developers, oil and gas, telecom and mining companies in North and South
America. Prior; Manager, Project Financing, Praxair, Union Carbide Corp.;
structured joint ventures with multinational companies including 30MW cogeneration plant.

Don Coltrain: BA, Economics, Cal State Long Beach. Mr. Coltrain is a
former CEC Director and member of the Advisory Board. As senior Vice President of CEC he secured the Calpine Contract which has resulted in essentially all of
CEC's profits to date. Employed with Edison for 25 years. Negotiated 90+ power contracts in Western U.S. & Mexico including joint power generation and transmission entitlements, power exchange and displacement agreements, power purchase and sales, etc. Employed for 8 years as Manager of Contracts and
Services for Imperial Irrigation District. He has testified before the Federal
Energy Regulatory Commission and California Public Utilities Commission.

Wayne Moseley: L.A City College. Retired. Allied member, New York Stock
Exchange. Former stockbroker, investment banker and partner in New York Stock
Exchange member firm; Roberts, Scott and Company. Shareholder Advocate; founder of Commonwealth Investors Group (CIG); researched, investigated and formulated the Shareholder Proposals and shareholder abuse issues summarized in these proxy materials.

                                     PROXY
                          Commonwealth Investors Group

The undersigned shareholder(s) of Commonwealth Energy Corporation, a California
corporation, appoints Wayne Moseley, William Putnam and Michael Garren, any one
acting alone, as proxy and attorney-in-fact, with full power of substitution, to represent the undersigned at the FY 2002 annual meeting of shareholders to be held on January 21, 2003 at 10:00 a.m. at the Grove of Anaheim, 2200 East
Katella Avenue, Anaheim, California 92806 and at any adjournment, postponement or continuance of that meeting.

The proxy holder shall be entitled to vote all shares of Common Stock and/or
Convertible Preferred stock that the undersigned would be entitled to vote if personally present, for or against any proposal, including the election of members of the Board of Directors, and any and all matters that may come before the meeting, in accordance with the instructions noted on the proxy card.

SHAREHOLDER: YOU HAVE RECEIVED THE OFFICIAL COMPANY BALLOT IN AN EARLIER
MAILING. THE INVESTOR GROUP (CIG) RECOMMENDS THAT IF YOU CHOOSE TO RETURN THAT
PROXY INSTEAD OF THE GREEN ONE ENCLOSED, PLEASE VOTE TO WITHHOLD AUTHORITY FOR
THE BOARD NOMINEES LISTED EXCEPT FOR JOSEPH SALINE AND EUGENE SULLIVAN; TO
APPROVE THE SHAREHOLDER PROPOSALS AND TO APPROVE THE SELECTION OF ERNST AND
YOUNG AS AUDITORS. IF YOU HAVE ALREADY SUBMITTED THAT PROXY AND WISH TO CHANGE
YOUR VOTE, YOU MAY SUBMIT A NEW PROXY WITH A LATER DATE OR ATTEND THE ANNUAL
MEETING OF SHAREHOLDERS AND VOTE IN PERSON. THE COMPANY WILL SEND YOU A NEW
PROXY IF YOU CONTACT INVESTOR RELATIONS, (800) 962-4655:

HOWEVER, IF YOU AGREE WITH THE RECOMMENDATIONS OF THE SHAREHOLDERS GROUP AS
NOTED IN THIS MAILING AND DO NOT WISH TO REQUEST A NEW PROXY FROM THE COMPANY
AND WISH TO HAVE THE INVESTORS GROUP SELECT THE 7 BEST QUALIFIED "SHAREHOLDER
ORIENTED" CANDIDATES INCLUDING THE THREE WHOSE NAMES AND RESUMES ARE INCLUDED
WITH THIS PROXY SOLICITATION, PLEASE COMPLETE AND RETURN THE GREEN PROXY CARD
ENCLOSED. YOU WILL THEN BE DEEMED TO HAVE GIVEN THE INVESTOR GROUP PROXY HOLDER
COMPLETE DISCRETION IN VOTING WITH RESPECT TO ANY AND ALL BUSINESS ISSUES
PRESENTED TO THE MEETING INCLUDING MATTERS LISTED ON THE COMPANY PROXY AND TO
CUMULATIVELY VOTE YOUR SHARES FOR SOME OR ALL OF THE CANDIDATES FOR THE SEVEN
OPEN POSITIONS, THIS PROXY IS FOR ALL SHARES HELD BY THE SHAREHOLDER.

                                PROXY STATEMENT

The Annual Meeting of Shareholders of Commonwealth Energy Corporation will be held on Tuesday, January 21, 2003 at 10:00 A.M. at the Grove of Anaheim, 2200
East Katella Avenue, Anaheim, California 92806. This proxy statement will be mailed to shareholders on or about December 30, 2002. Your proxy may be revoked at any time by executing a new proxy with a later date. New proxy forms may be obtained from the registrant, Commonwealth Energy Corp., or from Commonwealth
Investors Group (CIG) at 3846 Beverly Ridge Drive, Sherman Oaks, CA 91423. The
registrant has indicated in its proxy materials dated December 23, 2002 that shareholders of record, meaning those who own shares, as of November 22, 2002 may cast votes at the annual meeting.

Commonwealth Investors Group (CIG) in opposition to, not on behalf of,
Commonwealth's Board of Directors is making this proxy solicitation.

Solicitations may be made by mail, facsimile and telephone. Funds expended to date are approximately $5,000 and are expected to total $10,000. All costs will be borne by CIG and reimbursement may be sought from the registrant with approval of its Board.
According to the registrant's proxy material dated December 23, 2002, 27,162,032 shares of common stock and 609,000 shares of Series A preferred Stock are eligible to be voted at the Jan. 21, 2003 Annual Meeting. Each share may cast one vote for each available board seat, unless cumulative voting is in effect.
Cumulative voting may be invoked by any shareholder by notifying the Chair at the Annual Meeting of his or her intent to cumulatively vote. Cumulative voting simply means that you may cast as many votes as you have shares to vote multiplied by the number of Board seats to be voted on; seven (7) in the case of the current CEC meeting. You may cast all of your votes for any one nominee or any combination of nominees. You need not evenly spread your votes over each nominee you choose to vote for.

CIG is soliciting your proxy authority for discretionary authority to accumulate votes for shareholder-oriented candidates. The 7 nominees with the highest number of votes will be elected to serve. Elected Directors will hold office until the election of successors, at the next annual meeting. If you choose not to grant this authority and choose to vote the Company proxy instead, CIG suggests that you vote for the shareholder proposals but withhold votes for all company director nominees except for Saline and Sullivan.

The director nominees of CIG are not currently compensated by the registrant.

Following are the participants of CIG, none of whom are being compensated:

Name & Address                                 Occupation       Securities Held
Wayne Moseley, 3846 Beverly Ridge Drive        Retired          20,000 common
Sherman Oaks, CA 91423

Michael Garren, 1880 So. Mesa Dr.             Business Owner   170,000 common
Palm Springs, CA 92264

Louis Vocke, 53525 Avinita Madero              Business Owner   160,000 common
La Quinta, CA 92535

L. William Putnarn, P.O.Box 2728               Retired          100,000 common
Seal Beach, CA 90740

Hideto Kakiki, 11051 Enfield Ave.              Retired          90,000 common
Granada Hills, CA 91344

The Commonwealth Investors Group (not the Commonwealth Energy Board of Directors) requests that you complete, sign, date and mail this proxy card as soon as possible. This card authorizes the holder to vote in your name for Board candidates and such other business as may properly be presented to the meeting or any continuance or postponement thereof, even though you may have already submitted an earlier proxy.

We want you to mark the first large box only, so that we may vote your shares on all issues

☐  I authorize the holder of this proxy to cumulatively vote all my shares for what the holder judges to be in the best interests of the shareholders.

☐     Withhold authority

If you don't want the holder to cumulate votes for a particular candidate, cross out the name of the person(s) for whom you do not want the votes counted.  You may write in and cross out candidates from the CEC proxy.

E1ection of Directors: Claire Simonelli   Don Coltrain   Wayne Moseley                           (write in)
                                                                             --------------------

Signature:                                                :2"d Signature (if required)
           -----------------------------------------------                            -----------------------
Name(s) Printed:                                               # of shares (if known)
                ------------------------------------------                            -----------------------
Title (if Trustee or Corp.)                                      Date signed
                           -------------------------------                   --------------------------------
Note: Completing this proxy but failing to check any boxes will give the holder complete voting discretion for all shares held

Please sign exactly as your name appears on your stock certificate. When shares are held by two persons, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please provide title as such.
If corporation or partnership use authorized signature. Signer hereby revokes all proxies previously given for the
FY2002 Commonwealth Annual meeting.